EXHIBIT 99.1

HEICO Corporation Reports Record Net Sales, Operating Income and Net Income in the Third Quarter of Fiscal 2015; Full Year Fiscal 2015 Net Income Estimate Confirmed Within Prior Forecasted Range

3rd Quarter Operating Income up 17%

HOLLYWOOD, Fla. and MIAMI, Aug. 25, 2015 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 3% to a record $34.4 million, or 51 cents per diluted share, in the third quarter of fiscal 2015, up from $33.4 million, or 49 cents per diluted share, in the third quarter of fiscal 2014.  Net income in the third quarter of fiscal 2014 includes approximately $3.4 million, or a $.05 per diluted share benefit, from a reduction in accrued contingent consideration related to a prior year acquisition.

In the first nine months of fiscal 2015, net income increased 7% to a record $95.1 million, or $1.40 per diluted share, up from $89.2 million, or $1.32 per diluted share, in the first nine months of fiscal 2014.  Net income in the first nine months of fiscal 2014 includes approximately $6.7 million, or a $.10 per diluted share benefit, from a reduction in accrued contingent consideration related to a prior year acquisition.

Operating income increased 17% to a record $58.5 million in the third quarter of fiscal 2015, up from $50.1 million in the third quarter of fiscal 2014 and increased 7% to a record $160.7 million in the first nine months of fiscal 2015, up from $149.7 million in the first nine months of fiscal 2014.

The Company's consolidated operating margin improved to 19.5% and 18.7% in the third quarter and first nine months of fiscal 2015, up from 17.2% and 17.8% in the third quarter and first nine months of fiscal 2014, respectively.

Net sales increased 3% to a record $300.4 million and increased 2% to a record $860.0 million in the third quarter and first nine months of fiscal 2015, up from $291.0 million and $840.1 million in the third quarter and first nine months of fiscal 2014, respectively.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's third quarter results stating, "HEICO's businesses executed well, again, in our third quarter by remaining focused on income generation, cash flow and profit margin strength.  As we have said before, our mission is not just to grow sales to make a larger company, but to generate income and strong cash flow for our shareholders.  These record results were achieved with record quarterly net sales and operating income in the Flight Support Group and increased profitability in the Electronic Technologies Group.

Our cash flow remained strong in the third quarter of fiscal 2015, with cash flow provided by operating activities totaling $56.5 million.  Our net debt to shareholders' equity ratio was 31.3% as of July 31, 2015, with net debt (total debt less cash and cash equivalents) of $267.8 million principally incurred to fund acquisitions and the payment of special cash dividends in fiscal 2014 and 2013.  We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisition opportunities to accelerate growth and maximize shareholder returns.  To date we successfully completed six acquisitions in fiscal 2015, including three since the close of our fiscal 2015 third quarter.

As we look ahead to the remainder of fiscal 2015, we anticipate organic growth within our product lines that serve the commercial aviation markets moderated by lower demand for certain industrial-related products within our specialty products lines.  Despite the currency headwinds impacting our foreign subsidiaries in the Electronic Technologies Group, we forecast modest full year organic growth in that operating segment.  During the remainder of fiscal 2015, we plan to continue our focus on new product development, further market penetration, executing our acquisition strategies and maintaining our financial strength.

Based on our current economic visibility, we estimate consolidated fiscal 2015 year-over-year growth in net sales to approximate 5% versus our prior estimate of 8%-10% and net income growth to approximate 8% which is within our prior estimate of 8%-10%.  We have raised our full year fiscal 2015 consolidated operating margin estimate to approximate 18.5%, versus our prior estimate of approximately 18%.  Additionally, we anticipate depreciation and amortization, capital expenditures and cash flow from operations to approximate $48 million, $20 million and $200 million, respectively."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "The Flight Support Group's record net sales and operating income in the third quarter of fiscal 2015 were principally attributed to our recent acquisitions and continued organic growth within our aftermarket replacement parts and repair and overhaul services product lines, moderated by our previously discussed decrease in demand for certain industrial products.

The Flight Support Group's net sales increased 8% to a record $206.6 million in the third quarter of fiscal 2015, up from $191.6 million in the third quarter of fiscal 2014.  The Flight Support Group's net sales increased 4% to a record $591.4 million in the first nine months of fiscal 2015, up from $568.0 million in the first nine months of fiscal 2014.  The increase in the third quarter and first nine months mainly reflects net sales contributed by the fiscal 2015 acquisitions as well as additional net sales from new product offerings in our aftermarket replacement parts and repair and overhaul services product lines.  These increases were partially offset by lower net sales of certain industrial products within our specialty products lines attributed to the completion of a customer's multi-year orders in late fiscal 2014.  Excluding the impact of the decline of net industrial sales, the Flight Support Group experienced organic growth of 4% and 3% in the third quarter and first nine months of fiscal 2015, respectively.

The Flight Support Group's operating income increased 15% to a record $39.3 million in the third quarter of fiscal 2015, up from $34.2 million in the third quarter of fiscal 2014.  The Flight Support Group's operating income increased 4% to a record $107.5 million in the first nine months of fiscal 2015, up from $103.3 million in the first nine months of fiscal 2014.  The increase in the third quarter and first nine months of fiscal 2015 is principally attributed to the previously mentioned net sales growth.  The increase in the third quarter of fiscal 2015 also reflects the impact of foreign currency gains related to a Euro denominated contingent consideration liability and lower accrued performance-based compensation expense, partially offset by a less favorable product mix from the previously mentioned decrease in net sales of certain industrial products.

The Flight Support Group's operating margin improved to 19.0% in the third quarter of fiscal 2015, up from 17.9% in the third quarter of fiscal 2014 and approximated 18.2% in both the first nine months of fiscal 2015 and 2014.  The increase in operating income as a percentage of net sales in the third quarter of fiscal 2015 principally reflects the previously mentioned foreign currency gains and lower accrued performance-based compensation expense, partially offset by a less favorable product mix from the previously mentioned decrease in net sales of certain industrial products."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "The Electronic Technologies Group's focus on efficient income generation and not merely revenue yielded outstanding operating income, despite foreign currency exchange rate headwinds on some of our net sales.

The Electronic Technologies Group's net sales decreased 5% to $97.2 million in the third quarter of fiscal 2015 from $102.1 million in the third quarter of fiscal 2014.  The decrease principally reflects foreign currency exchange rate changes, as well as slightly lower demand for certain space and medical products, partially offset by higher demand for certain defense and other electronics products.  The Electronic Technologies Group's net sales decreased 1% to $277.4 million in the first nine months of fiscal 2015 from $279.3 million in the first nine months of fiscal 2014.  The decrease is mostly from lower net sales of certain space and other electronics products resulting mainly from foreign currency exchange rate changes, partially offset by higher demand for certain defense and aerospace products.

The Electronic Technologies Group's operating income increased 14% to $24.4 million in the third quarter of fiscal 2015, up from $21.5 million in the third quarter of fiscal 2014.  Additionally, the Electronic Technologies Group's operating margin improved to 25.1% in the third quarter of fiscal 2015, up from 21.0% in the third quarter of fiscal 2014.  The increase in operating income and operating margin principally reflects a more favorable product mix for certain space and defense products.

The Electronic Technologies Group's operating income increased 6% to a record $66.0 million in the first nine months of fiscal 2015, up from $62.5 million in the first nine months of fiscal 2014.  Additionally, the Electronic Technologies Group's operating margin improved to 23.8% in the first nine months of fiscal 2015, up from 22.4% in the first nine months of fiscal 2014.  The increase in operating income and operating margin mainly reflects a more favorable product mix for certain space and defense products and lower amortization expense associated with intangible assets."

(NOTE: HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 39.9 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.9 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, August 26, 2015 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 6238737.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 6238737.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2015	2014
Net sales	$300,370	$291,030
Cost of sales	192,278	187,703
Selling, general and administrative expenses	49,582	53,214
Operating income	58,510	50,113
Interest expense	(1,088)	(1,444)
Other (expense) income	(184)	83
Income before income taxes and noncontrolling interests	57,238	48,752
Income tax expense	18,300	11,400
Net income from consolidated operations	38,938	37,352
Less: Net income attributable to noncontrolling interests	4,569	3,986
Net income attributable to HEICO	$34,369	$33,366	(a)

Net income per share attributable to HEICO shareholders:
Basic	$.51	$.50	(a)
Diluted	$.51	$.49	(a)

Weighted average number of common shares outstanding:
Basic	66,813	66,497
Diluted	67,901	67,474

	Three Months Ended July 31,
	2015	2014
Operating segment information:
Net sales:
Flight Support Group	$206,599	$191,561
Electronic Technologies Group	97,223	102,065
Intersegment sales	(3,452)	(2,596)
	$300,370	$291,030

Operating income:
Flight Support Group	$39,250	$34,234
Electronic Technologies Group	24,372	21,455
Other, primarily corporate	(5,112)	(5,576)
	$58,510	$50,113

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2015		2014
Net sales	$859,976		$840,088
Cost of sales	552,593		544,722
Selling, general and administrative expenses	146,679		145,697
Operating income	160,704		149,669
Interest expense	(3,346)		(4,166)
Other income	375		591
Income before income taxes and noncontrolling interests	157,733		146,094
Income tax expense	48,200		43,400
Net income from consolidated operations	109,533		102,694
Less: Net income attributable to noncontrolling interests	14,419		13,506
Net income attributable to HEICO	$95,114	(b)	$89,188	(c)

Net income per share attributable to HEICO shareholders:
Basic	$1.43	(b)	$1.34	(c)
Diluted	$1.40	(b)	$1.32	(c)

Weighted average number of common shares outstanding:
Basic	66,706		66,442
Diluted	67,790		67,427

	Nine Months Ended July 31,
	2015		2014
Operating segment information:
Net sales:
Flight Support Group	$591,431		$568,038
Electronic Technologies Group	277,439		279,298
Intersegment sales	(8,894)		(7,248)
	$859,976		$840,088

Operating income:
Flight Support Group	$107,498		$103,323
Electronic Technologies Group	65,996		62,495
Other, primarily corporate	(12,790)		(16,149)
	$160,704		$149,669

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the third quarter of fiscal 2014, the Company recorded a reduction in accrued contingent consideration related to a fiscal 2013 acquisition that was partially offset by impairment losses related to the write-down of certain intangible assets and lower than expected operating income at the acquired business resulting in an increase in net income attributable to HEICO of approximately $3.4 million, or $.05 per basic and diluted share.

(b) During the first quarter of fiscal 2015, the Company recognized an income tax credit for qualified research and development ("R&D") activities for the last ten months of fiscal 2014 upon the retroactive extension of the United States federal R&D tax credit in December 2014 to cover calendar year 2014.  The tax credit, net of expenses, increased net income attributable to HEICO by $1.8 million, or $.03 per basic and diluted share.

(c) During the first nine months of fiscal 2014, the Company recorded a reduction in accrued contingent consideration related to a fiscal 2013 acquisition that was partially offset by impairment losses related to the write-down of certain intangible assets and lower than expected operating income at the acquired business resulting in an increase in net income attributable to HEICO of approximately $6.7 million, or $.10 per basic and diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2015	October 31, 2014
Cash and cash equivalents	$31,697	$20,229
Accounts receivable, net	150,930	149,669
Inventories, net	236,235	218,042
Prepaid expenses and other current assets	44,000	43,353
Total current assets	462,862	431,293
Property, plant and equipment, net	103,175	93,865
Goodwill	713,127	686,271
Intangible assets, net	220,514	200,810
Other assets	88,736	76,975
Total assets	$1,588,414	$1,489,214

Current maturities of long-term debt	$343	$418
Other current liabilities	146,487	151,802
Total current liabilities	146,830	152,220
Long-term debt, net of current maturities	299,126	328,691
Deferred income taxes	114,618	111,429
Other long-term liabilities	106,437	82,289
Total liabilities	667,011	674,629
Redeemable noncontrolling interests	64,821	39,966
Shareholders' equity	856,582	774,619
Total liabilities and equity	$1,588,414	$1,489,214

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2015	2014
Operating Activities:
Net income from consolidated operations	$109,533	$102,694
Depreciation and amortization	35,066	36,270
Impairment of intangible assets	—	9,200
Share-based compensation expense	4,394	5,874
Employer contributions to HEICO Savings and Investment Plan	4,482	3,849
Deferred income tax benefit	(4,909)	(11,549)
Tax benefit from stock option exercises	1,404	93
Excess tax benefit from stock option exercises	(1,404)	(93)
Decrease in accrued contingent consideration, net	(412)	(19,516)
Foreign currency transaction adjustments, net	(3,981)	—
Decrease in accounts receivable	4,482	7,909
Increase in inventories	(10,653)	(2,289)
Decrease in current liabilities	(14,948)	(18,165)
Other	(1,765)	12,956
Net cash provided by operating activities	121,289	127,233

Investing Activities:
Acquisitions, net of cash acquired	(56,198)	(8,737)
Capital expenditures	(13,767)	(12,261)
Other	171	(30)
Net cash used in investing activities	(69,794)	(21,028)

Financing Activities:
(Payments) borrowings on revolving credit facility, net	(26,304)	10,000
Distributions to noncontrolling interests	(7,414)	(76,717)
Cash dividends paid	(9,343)	(31,215)
Acquisitions of noncontrolling interests	—	(1,243)
Revolving credit facility issuance costs	—	(767)
Redemptions of common stock related to share-based compensation	(5)	(273)
Proceeds from stock option exercises	3,258	594
Excess tax benefit from stock option exercises	1,404	93
Other	(290)	(1,082)
Net cash used in financing activities	(38,694)	(100,610)

Effect of exchange rate changes on cash	(1,333)	(150)

Net increase in cash and cash equivalents	11,468	5,445
Cash and cash equivalents at beginning of year	20,229	15,499
Cash and cash equivalents at end of period	$31,697	$20,944
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570